Exhibit 99.1

Outlook for Fiscal year 2007

Based on currently available information, we estimate net revenues of between $26.0 million and $27.0 million for the three months ended December 31, 2007. We anticipate our operating income margin, defined as income from operations as a percentage of net revenues, for the three months ended December 31, 2007, will decrease compared to operating income margin for the three months ended September 30, 2007.

As of the date of this prospectus, neither the review of our consolidated financial statements for the three months or year ended December 31, 2007 nor the audit as of and for the year ended December 31, 2007 has been completed, and therefore these results are subject to significant adjustments. Although our financial statements for the three months ended December 31, 2007 are not yet available, the information above reflects our preliminary estimates based on currently available information. This information, however, should not be relied upon as being necessarily indicative of future results. As we have not completed closing our books and records, we have not prepared financial statements for the three months or year ended December 31, 2007. Accordingly, management and the board of directors have not completed their review of the financial statements or the information presented above as of or for the three months ended December 31, 2007.

The estimates set forth above may be subject to further adjustments, which adjustments could be material and result in significant changes. As a result, the final financial results could be different than as set forth above and those differences could be material. Our consolidated financial statements for the year ended December 31, 2007 will not be available until after this offering is completed, and consequently will not be available to you prior to investing in our common stock. We do not intend to update or otherwise revise these estimates to reflect future events and do not intend to disclose publicly whether our actual results will vary from our estimates other than through the release of actual results in the ordinary course of business. For additional information regarding the various risks and uncertainties inherent in these estimates, see “Forward-looking statements” and “Risk factors” in this prospectus. You should read the foregoing also in conjunction with “Management’s discussion and analysis of financial condition and results of operations.” The estimates set forth above have been prepared by, and are the responsibility of, our management. You should not put undue reliance on these estimates. Neither our independent registered public accounting firm nor any other public accounting firm has reviewed or audited the estimates set forth above, and accordingly, Price Waterhouse & Co. S.R.L. does not express an opinion or any other form of assurance with respect thereto. The Price Waterhouse & Co. S.R.L. report included in this prospectus relates to our company’s historical financial information for prior periods. It does not extend to the estimates provided above and should not be read to do so.